As filed with the Securities and Exchange Commission on October 30, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XPO Logistics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	03-0450326
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Five Greenwich Office Park

Greenwich, CT 06381

(Address and Zip Code of Principal Executive Offices)

Con-way Inc. 2012 Equity and Incentive Plan

Con-way Inc. 2006 Equity and Incentive Plan (Amended and Restated December 2008)

Con-way Inc. 1997 Equity and Incentive Plan (2006 Amendment and Restatement)

(Full Title of the Plan)

Gordon E. Devens

Senior Vice President, and General Counsel

Five Greenwich Office Park

Greenwich, CT 06381

Telephone: (855) 976-4636

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copy To:

Adam O. Emmerich

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock ($.01 par value)(1)	6,098,012 shares(2)	$24.87	$151,657,551.26	$15,271.92

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, par value $0.01 per share (“Common Stock”) of XPO Logistics, Inc. (the “Registrant”, “XPO” or the “Company”) registered hereunder includes an indeterminable number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend, or similar transaction that results in an increase in the number of outstanding shares of Common Stock.
(2)	Represents shares of Common Stock issuable pursuant to the Con-way Inc. 2012 Equity and Incentive Plan, the Con-way Inc. 2006 Equity and Incentive Plan (Amended and Restated December 2008), and the Con-way Inc. 1997 Equity and Incentive Plan (2006 Amendment and Restatement) (collectively, the “Equity Plans”).
(3)	Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sales price of the Common Stock as reported on The New York Stock Exchange (“NYSE”) on October 29, 2015.

EXPLANATORY NOTE

This Registration Statement relates to 6,098,012 shares of Common Stock issuable pursuant to the Equity Plans upon the exercise of options and vesting of stock apppreciation rights and restricted stock units assumed by the Registrant. The Equity Plans were assumed by XPO Logistics, Inc. on October 30, 2015, in connection with the consummation of transactions contemplated by the Agreement and Plan of Merger entered into on September 9, 2015, by and among XPO, Canada Merger Corp. and Con-way Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated in this Registration Statement by reference:

1.	XPO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Commission on February 23, 2015;

2.	XPO’s Current Reports on Form 8-K filed with the Commission on January 16, 2015, February 4, 2015, February 5, 2015, February 13, 2015, February 20, 2015, March 5, 2015, April 29, 2015, May 7, 2015, May 21, 2015, June 1, 2015, June 2, 2015, June 4, 2015, June 15, 2015, June 26, 2015, July 2, 2015, September 4, 2015, September 8, 2014, September 9, 2015, September 10, 2015 and September 17, 2015;

3.	XPO’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2015 as filed with the Commission on August 10, 2015 and for the quarter ended March 31, 2015, as filed with the Commission on May 7, 2015;

4.	All other reports filed by XPO pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and

5.	The description of the Registrant’s common stock contained in XPO’s Registration Statement pursuant to Section 12 of the Exchange Act and any amendments or reports filed for the purposes of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Gordon E. Devens, Senior Vice President and General Counsel of the Registrant, has opined as to the legality of the securities being offered by this Registration Statement. As an employee of the Company, Mr. Devens participates in incentive plans of the Company and is eligible to receive awards under such plans. Mr. Devens beneficially owns less than 1% of the outstanding Common Stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of Title 8 of the General Corporation Law of the State of Delaware (“DGCL”), empowers a corporation, within certain limitations, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any suit or proceeding to which such person is a party by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as long as such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal proceedings, such person must have had no reasonable cause to believe that his or her conduct was unlawful.

In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL’s indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys’ fees.

As permitted by the DGCL, the XPO certificate of incorporation includes a provision that eliminates the personal liability of XPO’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to XPO or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

As a result of this provision, XPO’s ability or that of XPO’s stockholders to successfully prosecute an action against a director for breach of his or her duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his or her duty of care. The Securities and Exchange Commission has taken the position that this provision will have no effect on claims arising under the federal securities laws.

In addition, the XPO certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director, officer or certain other persons who (because of the fact that he or she is XPO’s director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by XPO’s directors, officers or certain other persons in advance of the final disposition of a proceeding according to applicable law.

XPO also provides insurance from commercial carriers against some liabilities incurred by XPO’s directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on October 30, 2015.

XPO LOGISTICS, INC.

By:	/s/ Gordon E. Devens
Name:	Gordon E. Devens
Title:	Senior Vice President, General Counsel

POWER OF ATTORNEY

We, the undersigned directors and officers of XPO Logistics, Inc., do hereby constitute and appoint Bradley S. Jacobs, John J. Hardig and Gordon E. Devens, or any of them, our true and lawful attorneys and agents, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm that all said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 30, 2015.

Signature	Title

/s/ Bradley S. Jacobs Bradley S. Jacobs	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ John J. Hardig John J. Hardig	Chief Financial Officer (Principal Financial Officer)

/s/ Lance A. Robinson Lance A. Robinson	Senior Vice President – Chief Accounting Officer (Principal Accounting Officer)

/s/ G. Chris Andersen G. Chris Andersen	Director

/s/ Michael G. Jesselson Michael G. Jesselson	Director

/s/ Adrian P. Kingshott Adrian P. Kingshott	Director

/s/ James J. Martell James J. Martell	Director

/s/ Jason D. Papastavrou Jason D. Papastavrou	Director

/s/ Oren G. Shaffer Oren G. Shaffer	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Con-way Inc. 2012 Equity and Incentive Plan (incorporated by reference to Appendix A to Con-way Inc.’s Definitive Proxy Statement on Schedule 14A (File No. 001-05046) filed on April 3, 2012).

4.2	Con-way Inc. 2006 Equity and Incentive Plan (Amended and Restated December 2008) (incorporated by reference to Exhibit 10.52 to Con-way Inc.’s Annual Report on Form 10-K (File No. 1-05046) filed on February 27, 2009).

4.3	Con-way Inc. 1997 Equity and Incentive Plan (2006 Amendment and Restatement) (incorporated by reference to Exhibit 99.7 to Con-way Inc.’s Current Report on Form 8-K (File No. 1-05046) filed on December 6, 2005).

5.1	Opinion of Gordon E Devens, Senior Vice President and General Counsel of the Company.

23.1	Consent of KPMG LLP.

23.2	Consent of Ernst & Young et Autres and Grant Thornton, independent auditors.

23.3	Consent of Gordon E. Devens, Senior Vice President and General Counsel of the Company (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).